Contact:	Sheila Davis, PR/IR Manager 641/585-6803 sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS SECOND QUARTER
AND FIRST SIX MONTHS FISCAL 2006 REVENUES AND EARNINGS

FOREST CITY, IOWA, March 16, 2006 – Winnebago Industries, Inc., (NYSE:WGO), the leading United States (U.S.) motor home manufacturer, today reported financial results for the Company’s second quarter and first six months ended February 25, 2006.

        Net income for the second quarter was $7.7 million, a decrease of 38.7 percent compared to net income of $12.6 million for the second quarter last year. On a diluted per share basis, the Company earned 23 cents a share for the second quarter of fiscal 2006, compared to net income of 37 cents a share for the second quarter last year. Included as a reduction to net income in the second quarter of fiscal 2006 was $804,000, or 2 cents per diluted share, of stock option expense due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment beginning August 28, 2005, which was not effective in the second quarter of last year.

        Revenues for the second quarter of fiscal 2006 were $206.4 million, a decrease of 13.8 percent compared to revenues of $239.4 million for the second quarter of fiscal 2005.

        Net income for the first six months of fiscal 2006 was $22.3 million, a decrease of 30.7 percent compared to net income of $32.1 million for same period in fiscal 2005. On a diluted per share basis, the Company earned 67 cents a share for the first six months of fiscal 2006, compared to 94 cents a share for the first six months of fiscal 2004. Included as a reduction to net income for the first six months of fiscal 2006 was $2.3 million, or 7 cents per diluted share, of stock option expense.

        Revenues for the first six months of fiscal 2006 were $438.7 million, a decrease of 13.2 percent compared to revenue of $505.5 million for the same period in fiscal 2005.

        “Revenues and net income for the quarter and first six months were negatively impacted primarily by lower motor home deliveries as a result of decreased industry retail demand,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “We were also impacted by a shift towards lower priced motor home products. This shift in product mix is occurring industry-wide. Based on statistics from the Recreation Vehicle Industry Association for calendar 2005, Class A motor home shipments decreased 12.7 percent while Class C shipments for the industry decreased only 1.7 percent for the same period.”

        The Company’s sales order backlog was 1,581 units at February 25, 2006, compared to the backlog of 2,108 units at February 26, 2005. Hertzke continued, “As evidenced by the composition of the backlog, we continue to see a shift in the mix of products on order by our dealer partners to lower priced motor homes. The introduction of our new Winnebago View and Itasca Navion fuel efficient Class C diesel motor homes was particularly timely and continues to have a positive impact on our Class C backlog.”

        According to Statistical Surveys, Inc., an independent retail reporting service, Winnebago Industries completed calendar 2005 in the number one position with combined Class A and Class C retail sales market share of 17.9 percent. “Manufacturers’ and dealers’ inventories were high at the beginning of calendar 2005, leading many manufacturers to promotionally discount their products into the marketplace,” said Winnebago Industries’ President Ed Barker. “As we’ve previously stated, our primary goal is profitability, so we did not participate in offering incentives at the same level as our major competitors. Consequently, our market share for the combined Class A and C markets declined from 19.0 percent for calendar 2004, driven primarily by lower Class A market share. However, as calendar 2005 progressed and discounts in the marketplace decreased, we did see recovery in our market share, achieving 19.3 percent of the combined Class A and C market for the fourth quarter of calendar 2005.”

        Winnebago Industries repurchased 100,000 shares of the Company’s common stock for an aggregate consideration of approximately $3.1 million during the second quarter of fiscal 2006. The Company has approximately $21.7 million remaining on the current share repurchase authorization.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Thursday, March 16, 2006. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Company’s website at www.winnebagoind.com/html/company/investorRelations.html, or www.vcall.com. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
        Winnebago Industries, Inc. is the leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	February 25, 2006	February 26 2005*	February 25, 2006	February 26, 2005*
Net revenues	$206,425	$239,359	$438,680	$505,492
Cost of goods sold	186,105	210,098	387,196	436,167

Gross profit	20,320	29,261	51,484	69,325

Operating expenses
Selling	4,505	4,564	9,178	9,118
General and administrative	5,284	5,798	10,333	11,355

Total operating expenses	9,789	10,362	19,511	20,473

Operating income	10,531	18,899	31,973	48,852
Financial income	1,314	639	2,236	1,133

Income before income taxes	11,845	19,538	34,209	49,985
Provision for taxes	4,145	6,967	11,939	17,870

Net income	$7,700	$12,571	$22,270	$32,115

Income per common share:
Basic	$0.23	$0.37	$0.68	$0.95
Diluted	$0.23	$0.37	$0.67	$0.94
Weighted average common shares outstanding:
Basic	32,806	33,672	32,870	33,647
Diluted	33,147	34,254	33,167	34,224

*  As restated

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	February 25, 2006	August 27, 2005
ASSETS
Current assets:
Cash and cash equivalents	$18,825	$19,484
Short-term investments	144,250	93,100
Receivables, net	29,225	40,910
Inventories	90,888	120,655
Other	13,838	13,943

Total current assets	297,026	288,092
Property and equipment, net	60,349	63,853
Deferred income taxes	24,236	24,997
Investment in life insurance	20,437	22,066
Other assets	15,849	13,952

Total assets	$417,897	$412,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,436	$37,229
Income taxes payable	7,523	4,458
Accrued expenses	42,217	48,936

Total current liabilities	83,176	90,623
Postretirement health care and deferred
compensation benefits, net of current portion	86,541	86,450
Stockholders’ equity	248,180	235,887

Total liabilities and stockholders’ equity	$417,897	$412,960

Winnebago Industries, Inc.
Unaudited Condensed Statement of Cash Flows
(Dollars in thousands)

	Six Months Ended
	February 25, 2006	February 26, 2005*
Operating activities:
Net income	$22,270	$32,115
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	5,328	4,931
Stock-based compensation	2,895	41
Deferred income taxes	1,538	(3)
Deferred compensation and postretirement expense	638	630
Excess tax benefit from stock-based compensation	(174)	—
Other	(212)	33
Change in operating assets and liabilities:
Receivable and other assets	10,986	18,210
Inventories	29,767	(12,926)
Accounts payable and accrued expenses	(10,336)	(3,436)
Income taxes payable	3,257	7,005
Postretirement and deferred compensation benefits	(663)	(352)

Net cash provided by operating activities	65,294	46,248

Investing activities:
Purchases of short-term investments	(110,100)	(147,473)
Proceeds from the sale or maturity of short-term investments	58,950	101,094
Purchases of property and equipment	(1,968)	(4,178)
Other	70	(365)

Net cash used in investing activities	(53,048)	(50,922)

Financing activities:
Payments for purchase of common stock	(8,284)	(1,787)
Payment of cash dividends	(5,922)	(4,712)
Proceeds from issuance of treasury stock	1,127	2,835
Excess tax benefit from stock-based compensation	174	—

Net cash used in financing activities	(12,905)	(3,664)

Net decrease in cash and cash equivalents	(659)	(8,338)

Cash and cash equivalents at beginning of period	19,484	24,445

Cash and cash equivalents at end of period	$18,825	$16,107

Certain prior period information has been reclassified to conform to the current year presentation.
*  As restated

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Six Months Ended
	2/25/2006	2/26/2005	2/25/2006	2/26/2005
Unit deliveries
Class A gas	658	1,117	1,559	2,443
Class A diesel	471	550	893	1,146
Class C	1,139	887	2,310	1,790

Total deliveries	2,268	2,554	4,762	5,379

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of
	2/25/2006	2/26/2005
Sales order backlog
Class A gas	464	683
Class A diesel	245	453
Class C	872	972

Total backlog*	1,581	2,108
Total approximate revenue dollars (in thousands)	$127,800	$181,400

Dealer inventory	5,436	5,601

*  The Company includes in its backlog all accepted purchase orders from dealers scheduled to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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